Exhibit 4.83

Loan Agreement

Contract No. :2014 JIYINZUIQUANDAIZI NO.14100380

Borrower : Shijie Kaiyuan Auto Trading Group Co., Ltd.

Lender : CITIC Shijiazhuang Branch

Signing Date : June 27, 2014

Loan Amount : RMB60,000,000

Length of maturity : From June 27, 2014 to June 27, 2015

Use of Loan : Vehicle Purchase

Loan Interest : 6.60%

Debt Note:	Debt note is one of the part of the contract, not specified in the contract or records do not match the loan amount, date of draft, repayment date stated on the debt note, the loan documents shall prevail.

There are three Debt Note of the contract:

1.	Date of Draft : June 27, 2014
Draft Amount: RMB60,000,000

Withdrawal Amount : RMB60,000,000

Payment Method : The principal shall be fully repaid with interest at the maturity date of the loan.

Repayment Date :

Loan Guarantee : Guaranty of Pledge, Guaranty of Guarantee

- Hebei Chuanglian Finance Leasing Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no. 2014 JIYINZUIQUANDAIZI NO.14140225

- LI YONG HUI entered into The Maximum Guarantee

Contract with the lender, with the contract no. 2014 JIYINZUIQUANDAIZI NO.14120745